Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
GREEKTOWN SUPERHOLDINGS, INC.

                    FIRST: The name of this corporation is Greektown Superholdings, Inc. (the “Corporation”).

                    SECOND: The registered office of the Corporation shall be 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent is CORPORATION SERVICE COMPANY.

                    THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                    FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 5,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 2,333,333 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

                    The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

          1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

          2 Dividends. Subject to payment in full of all preferential dividends to which the holders of the Series A Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of the funds legally available therefore at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock and Common stock sharing pari passu in such dividends as contemplated in Section B.2. For so long as the Corporation is subject to the jurisdiction of the Michigan Gaming Control Board (the “MGCB”), the Corporation shall not pay any dividends unless such dividends are approved by, and issued in compliance with the regulations and restrictions imposed by, the MGCB. Notwithstanding any provision to the contrary contained herein, the Corporation shall not declare, pay or set aside any dividends (including, but not limited to, stock dividends) on shares of any series of Common Stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Certificate) such dividends are declared, paid or set aside for the holders of all series of Common Stock then outstanding on an equal basis per share of Common Stock.

          3. Designation. A total of four million four hundred thirty-four thousand two hundred thirty-three (4,434,233) shares of the Corporation’s Common Stock shall be designated as a series known as Series A-1 Common Stock, par value $0.01 per share (the “Series A-1 Common Stock”), a total of five hundred sixty-five thousand seven hundred sixty-seven (565,767) shares of the Corporation’s Common Stock shall be designated as a series known as Series A-2 Common Stock, par value $0.01 per share (the “Series A-2 Common Stock” and together with the Series A-1 Common Stock, the “Series A Common Stock”). The Corporation shall not effect any stock split, combination or other similar recapitalization with respect to any shares of any series of Common Stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Certificate) such stock split, combination or other similar recapitalization is effected with respect to all series of Common Stock then outstanding.

          4. Voting. With respect to all matters on which a share of Series A-1 Common Stock is entitled to vote, each outstanding share of Series A-1 Common Stock shall be entitled to ten (10) votes and with respect to all matters on which a share of Series A-2 Common Stock is entitled to vote, each outstanding share of Series A-2 Preferred Stock shall be entitled to one (1) vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock (on an as-converted basis) of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

          1. Designation. A total of one million seven hundred sixty-seven thousand five hundred sixty-six (1,767,566) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”) and a total of five hundred sixty-five thousand seven hundred sixty-seven (565,767) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A-2 Participating Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”).

          2. Dividends.

          2.1 From and after the date on which the Corporation first issues Series A Preferred Stock (the “Series A Original Issue Date”), dividends shall accrue on a daily basis on each share of Series A Preferred Stock including shares of Series A Preferred Stock which are not issued and outstanding at such time (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”) at the rate equal to 7.5% per annum of the Series

A Reference Price. “Series A Reference Price” shall mean the sum of $100 per share of Series A Preferred Stock plus an amount equal to the aggregate amount of accrued but unpaid dividends per share of Series A Preferred Stock (whether or not declared), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

          2.2 Accruing Dividends shall be cumulative, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of dividends, until paid in full and shall be calculated on the basis of twelve 30-day months and a 360-day year; provided, however, that except as set forth in the following sentence of this Subsection B.2.2, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends that have not been so declared. For so long as the Corporation is subject to the jurisdiction of the MGCB, the Corporation shall not pay any dividends unless such dividends are approved by, and issued in compliance with the regulations and restrictions imposed by, the MGCB. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, as the result of a declaration and payment by the Corporation of, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series of capital stock of the Corporation that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of capital stock of the Corporation that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by the Series A Reference Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section B.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

          3. Liquidation, Dissolution or Winding Up.

          3.1 Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Reference Price, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section B.5 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection B.3.1 the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          3.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

          4.Voting.

          4.1 General. Except as provided by other provisions of this certificate, with respect to all matters on which a share of Series A-1 Preferred Stock is entitled to vote, each outstanding share of Series A-1 Preferred Stock shall be entitled to a number of votes equal to ten (10) times the number of shares of Series A-1 Common Stock into which such share of Series A-1 Preferred Stock is then convertible as of the record date for the vote or written consent of stockholders, if applicable, or if no record date has been established, then as of the date such vote is taken or the effective date of any written consent of the stockholders. Except as provided by other provisions of this Certificate, with respect to all matters on which a share of Series A-2 Preferred Stock is entitled to vote, each outstanding share of Series A-2 Preferred Stock shall be entitled to a number of votes equal to one (1) times the number of shares of Series A-2 Common Stock into which such share of Series A-2 Preferred Stock is then convertible as of the record date for the vote or written consent of stockholders, if applicable, or if no record date has been established, then as of the date such vote is taken or the effective date of any written consent of the stockholders. Except as provided by law or by the other provisions of the Certificate, holders of Series A-1 Preferred Stock and holders of Series A-2 Preferred Stock shall vote together with the holders of Common Stock as a single class. Holders of Series A-1 Preferred Stock and holders of Series A-2 Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation.

          4.2 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of the Certificate or Bylaws of the Corporation if such amendment, alteration or repeal would (i) adversely affect the Series A-1 Preferred Stock in a manner different than it would affect the Series A-2 Preferred Stock without the separate consent of a majority of the outstanding shares of Series A-1 Preferred Stock and (ii) the Series A-2 Preferred Stock in a manner different than it would affect the Series A-1 Preferred Stock without the separate consent of a majority of the outstanding shares of Series A-2 Preferred Stock.

                    Further, the Corporation shall not, by amendment, alteration or repeal of this Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article Fourth and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against any and all impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

          5. Optional Conversion.

                    The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

          5.1 Right to Convert.

                    5.1.1 Conversion Ratio. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time commencing on the date that is the six-month anniversary of the Series A Original Issue Date, and without the payment of additional consideration by the holder thereof, into the lesser of (i) such number of fully paid and nonassessable shares of Series A-1 Common Stock as is determined by dividing the Series A Reference Price by the Series A Conversion Price (as defined below) in effect at the time of conversion and (ii) the maximum number of shares of Series A-1 Common Stock that can be issued to such holder in accordance with Article Twelfth and in compliance with the requirements of the MGCB. Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time commencing on the date that is the six-month anniversary of the Series A Original Issue Date, and without the payment of additional consideration by the holder thereof, into the lesser of (i) such number of fully paid and nonassessable shares of Series A-2 Common Stock as is determined by dividing the Series A Reference Price by the Series A Conversion Price in effect at the time of conversion and (ii) the maximum number of shares of Series A-2 Common Stock that can be issued to such holder in accordance with Article Twelfth and in compliance with the requirements of the MGCB. The “Series A Conversion Price” shall initially be equal to $100. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

          5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into shares of Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

          5.3 Mechanics of Conversion.

                    5.3.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The persons and persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay in cash such amount as provided in Subsection B.5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                    5.3.2 Reservation of Shares of Common Stock. The Corporation shall at all times when the Series A-1 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A-1 Preferred Stock, such number of its duly authorized shares of Series A-1 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Preferred Stock and shall at all times when the Series A-2 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A-2 Preferred Stock, such number of its duly authorized shares of Series A-2 Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A-2 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock and/or Series A-2 Preferred Stock in accordance with the foregoing, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Series A-1 Common Stock and/or Series A-2 Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

                    5.3.3 Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and to receive payment in cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion as provided in Subsection B.5.2. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may he necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

                    5.3.4 Taxes. The Corporation shall pay any and all stamp, transfer, recording, issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section B.5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          5.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

          5.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

                    (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                    (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

          5.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section B.2 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

          5.7 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections B.5.5 or B.5.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section B.5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section B.5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

          5.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section B.5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 45 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 45 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

          5.9 Notice of Record Date. In the event:

                    (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

                    (b) of any capital reorganization of the Corporation or any reclassification of the Common Stock of the Corporation; or

                    (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 15 days prior to the record date or effective date for the event specified in such notice.

          6. Mandatory Conversion.

          6.1 Trigger Event. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of sixty six and two thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock (with each holder of Series A-1 Preferred Stock and each holder of Series A-2 Preferred Stock entitled to cast one vote with respect to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock held by such holder) voting together as a single class, then all outstanding shares of Series A-1 Preferred Stock shall automatically convert into shares of Series A-1 Common Stock and all outstanding shares of Series A-2 Preferred Stock shall automatically convert into shares of Series A-2 Common Stock, based on the then effective Conversion Price.

          6.2 Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice (the “Mandatory Conversion Notice”) of the Mandatory Conversion Time (as defined below) not less than 30 days prior to date of the Mandatory Conversion Time. and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section B.6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series A Preferred Stock converted pursuant to Section B.6.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection B.6.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the integral number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection B.5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly. “Mandatory Conversion Time” shall mean the date and time specified or the time of the event specified in the vote or written consent referred to above which shall be not less than 30 days after the date on which the Company sent the Mandatory Conversion Notice.

          7. Acquired Shares. Any shares of Series A Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following acquisition by the Corporation thereof.

          8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of sixty six and two thirds percent (66 2/3%) of the shares of Series A Preferred Stock then outstanding (with each holder of Series A-1 Preferred Stock and each holder of Series A-2 Preferred Stock entitled to cast one vote with respect to each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock held by such holder) voting together as a single class.

          9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

                    FIFTH: Subject to any additional vote required by the Certificate or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                    SIXTH: Subject to any written agreement among the stockholders of the Corporation that fixes the number of directors of the Corporation, the number of directors of the Corporation shall be as from time to time fixed by, or determined in the manner set forth in, the Bylaws of the Corporation.

                    SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                    EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                    NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

                    Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                    TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

                    Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

                    ELEVENTH: The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the title 11 of the Bankruptcy Code; provided, however that (A) this section will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the corporation; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

                    TWELFTH: The Corporation shall not issue more than five percent (5%) of any voting securities, other voting interests or other equity interests (“Equity Securities”) to a person except in accordance with the provisions of the Michigan Gaming Control and Revenue Act, MCL 432.201 et seq. (the “Act”) and the rules promulgated thereunder. In furtherance of the foregoing:

A. The issuance of any Equity Securities in violation thereof shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding until one (1) of the following occurs:

          1. The Corporation shall cease to be subject to the jurisdiction of the MGCB.

          2. The MGCB shall, by affirmative action, validate said issuance or waive any defect in issuance.

B. No Equity Securities issued by the Corporation and no interest, claim, or charge of more than five percent (5%) therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Act and rules promulgated thereunder. Any transfer in violation thereof shall be void until one (1) of the following occurs:

          1. The Corporation shall cease to be subject to the jurisdiction of the MGCB.

          2. The MGCB shall, by affirmative action, validate said transfer or waive any defect in said transfer.

C. If the MGCB at any time determines that a holder of Equity Securities of this Corporation shall be denied the application for transfer, then the issuer of such Equity Securities may, within thirty (30) days after the denial, purchase such Equity Securities of such denied applicant at the lesser of:

          1. The market price of the ownership interest; or

          2. The price at which the applicant purchased the ownership interest; unless such Equity Securities are transferred to a suitable person (as determined by the MGCB) within thirty (30) days after the denial of the application for transfer of ownership.

D. Until such Equity Securities are owned by persons found by the MGCB to be suitable to own them, the following restrictions must be followed:

          1. The Corporation shall not be required or permitted to pay any dividend or interest with regard to the Equity Securities.

          2. The holder of such Equity Securities shall not be entitled to vote on any matter as the holder of the Equity Securities, and such Equity Securities shall not for any purposes be included in the Equity Securities of the Corporation entitled to vote.

          3. The Corporation shall not pay any remuneration in any form to the holder of the Equity Securities as provided in this Article Twelfth.

                    THIRTEENTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Nicole M. Beliveau	c/o Goodwin | Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

                    FOURTEENTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

                    IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this Certificate of Incorporation on this 17th day of March, 2010.

/s/ Nicole M. Beliveau

Sole Incorporator